EXHIBIT 4.7

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

December 13, 1999	Warrant for 100,000 Shares of Series C Preferred Stock

QORVIS MEDIA GROUP, INC.

WARRANT TO PURCHASE SERIES C PREFERRED STOCK

This warrant (“Warrant”) certifies that, for value received, Michael Petruzzello (the “Holder”) has the right to purchase at any time on or before the Expiration Date (hereinafter defined) up to 100,000 shares of Series C Preferred Stock, $0.001 par value (“Preferred Stock”), of Qorvis Media Group, Inc., a Delaware corporation (the “Company”), at a purchase price of $8.50 per share, payable in lawful money of the United States of America in cash or by certified or cashier’s check or a combination of cash and certified or cashier’s check, subject to adjustment as hereinafter provided.

1.	Purchase Price.

The purchase price payable upon exercise of the Warrant shall initially be $8.50 per share of Preferred Stock, subject to adjustment as hereinafter provided (the “Purchase Price”). The Purchase Price and number of shares of Preferred Stock issuable upon exercise of this Warrant (the “Warrant Shares”) are subject to adjustment as provided in Article 6.

2.	Exercise; Expiration Date.

2.1 The Warrant is exercisable, at the option of the Holder, at any time after issuance and on or before the Expiration Date pursuant to the vesting in Section 2.2 herein. At the time of exercise, the Holder shall deliver a completed Notice of Exercise, in the form attached hereto as Exhibit A, and payment of an amount equal to the Purchase Price times the number of Warrant Shares to be purchased.

2.2 The Warrant shall be exercisable cumulatively to the extent of 1/12th of the number of shares subject to the Warrant at the end of each one-month period beginning on December 1, 1999, provided in each case that the Holder remains a consultant or director of the Corporation to the respective date.

2.3 The term “Expiration Date” shall mean 5:00 p.m. California time on November 30, 2004 or if such date shall in the State of California be a holiday or a day on which banks are authorized to close, then 5:00 p.m. California time the next following date which in the State of California is not a holiday or a day on which banks are authorized to close.

3.	Registration and Transfer on Company Books.

3.1 The Company shall maintain books for the registration and transfer of the Warrant and the registration and transfer of the shares of Preferred Stock issued upon exercise of the Warrant.

3.2 Prior to due presentment for registration of transfer of this Warrant, or the shares of Preferred Stock issued upon exercise of the Warrant, the Company may deem and treat the registered Holder as the absolute owner thereof.

3.3 Neither this Warrant nor the shares of Preferred Stock issuable upon exercise hereof have been registered under the Securities Act of 1933, as amended (the “Act”). The Company will not transfer this Warrant or issue or transfer the shares of Preferred Stock issuable upon exercise hereof unless (i) there is an effective registration covering such Warrant or such shares, as the case may be, under the Act and applicable states securities laws, (ii) it first receives a letter from an attorney, acceptable to the Company’s board of directors or its agents, stating that in the opinion of the attorney the proposed issue or transfer is exempt from registration under the Act and under all applicable state securities laws, or (iii) the transfer is made pursuant to Rule 144 under the Act. Subject to the foregoing, this Warrant, and the shares of Preferred Stock issued upon exercise of the Warrant, may be sold, assigned or otherwise transferred voluntarily by the Holder to officers or directors of the Holder, to members of such persons’ immediate families, or to the Holder’s parent or subsidiary corporations, upon delivery of such representations and warranties as the Company may reasonably request. The Company shall register upon its books any permitted transfer of the Warrant, upon surrender of same to the Company with a written instrument of transfer duly executed by the registered Holder or by a duly authorized attorney. Upon any such registration of transfer, new Warrant(s) shall be issued to the transferee(s) and the surrendered Warrants shall be canceled by the Company.

4.	Reservation of Shares.

The Company covenants that it will at all times reserve and keep available out of its authorized Preferred Stock, solely for the purpose of issue upon exercise of the Warrant, such number of shares of Preferred Stock as shall then be issuable upon the exercise of the Warrant and such number of shares of its Class A Common Stock, par value $.001 per share (the “Common Stock”), issuable upon the conversion of the Warrant Shares (the “Underlying Common Shares”). The Company covenants that all shares of Preferred Stock which shall be issuable upon exercise of the Warrant shall be duly and validly issued and, upon payment for such shares as set forth herein, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and that upon issuance such shares shall be listed on each national securities exchange, if any, on which the other shares of outstanding Preferred Stock of the Company are then listed.

5.	Loss or Mutilation.

Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of the Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing an equal number of Warrant Shares.

6.	Adjustment of Purchase Price and Number of Shares Deliverable.

6.1 The number of Warrant Shares purchasable upon the exercise of the Warrant and the Purchase Price with respect to the Warrant Shares shall be subject to adjustment as follows:

(a) In case the Company shall (i) declare a dividend or make a distribution on its Preferred Stock payable in shares of its capital stock, (ii) subdivide its outstanding shares of Preferred Stock through stock split or otherwise, (iii) combine its outstanding shares of Preferred Stock into a smaller number of shares of Preferred Stock, or (iv) issue by reclassification of its Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) other securities of the Company, the number and/or nature of Warrant Shares purchasable upon exercise of the Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective retroactively as of the record date of such event.

(b) In the event of any capital reorganization or any reclassification of the Preferred Stock of the Company, or in case of the consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the outstanding shares of the Company’s Preferred Stock are not converted into or exchanged for other rights or interests), or in the case of any sale, transfer or other disposition to another corporation of all or substantially all the properties and assets of the Company, the Holder of the Warrant shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition that appropriate provisions shall be made so that such Holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have been entitled to receive had the Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Article 6 with respect to rights and interest thereafter of the Holder of the Warrant to the end that the provisions of this Article 6 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon exercise of the Warrant. The provisions of this Section 6.1(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c) Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant is adjusted, as provided in this Section 6.1, the Purchase Price with respect to the Warrant Shares shall be adjusted by multiplying such Purchase Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

6.2 No adjustment in the number of Warrant Shares purchasable under the Warrant, or in the Purchase Price with respect to the Warrant Shares, shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Warrant Shares issuable upon the exercise of the Warrant, or in the Purchase Price thereof; provided, however, that any adjustments which by reason of this Section 6.2 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All final results of adjustments to the number of Warrant Shares and the Purchase Price thereof shall be rounded to the nearest one thousandth of a share or the nearest cent, as the case may be. Anything in this Section 6 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the number of Warrant Shares purchasable upon the exercise of the Warrant, or in the Purchase Price thereof, in addition to those required by such Section, as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Preferred Stock, subdivision, reclassification or combination of shares of Preferred Stock, issuance of rights, warrants or options to purchase Preferred Stock, or distribution of shares of stock other than Preferred Stock, evidences of indebtedness or assets (other than distributions of cash out of retained earnings) or convertible or exchangeable securities hereafter made by the Company to the holders of its Preferred Stock shall not result in any tax to the holders of its Preferred Stock or securities convertible into Preferred Stock.

6.3 Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant or the Purchase Price of such Warrant Shares is adjusted, as herein provided, the Company shall mail to the Holder, at the address of the Holder shown on the books of the Company, a notice of such adjustment or adjustments, prepared and signed by the Chief Financial Officer or Secretary of the Company, which sets forth the number of Warrant Shares purchasable upon the exercise of such Warrant and the Purchase Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

6.4 In the event that at any time prior to the expiration of the Warrant and prior to their exercise:

(a) the Company shall declare any stock split, stock dividend, subdivision, combination, or similar distribution with respect to the Preferred Stock, regardless of the effect of any such event on the outstanding number of shares of Preferred Stock; or

(b) there shall be any capital change in the Company as set forth in Section 6.1(b); or

(c) there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entity);

(each such event hereinafter being referred to as a “Notification Event”), the Company shall cause to be mailed to the Holder, not less than twenty (20) days prior to the record date, if any, in connection with such Notification Event (provided, however, that if there is no record date, or if twenty (20) days prior notice is impracticable, as soon as practicable) written notice specifying the nature of such event and the effective date of, or the date on which the books of the Company shall close or a record shall be taken with respect to, such event. Such notice shall also set forth facts indicating the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the shares of stock or other securities or property deliverable upon exercise of the Warrant. For purposes hereof, a business day shall mean any day other than a Saturday, Sunday or any other day in which commercial banks are authorized by law to be closed in California.

The form of Warrant need not be changed because of any change in the Purchase Price or the number of Warrant Shares issuable upon the exercise of the Warrant pursuant to this Section 6. The Company may, however, at any time, in its sole discretion, make any change in the form of Warrant that it may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for the outstanding Warrant or otherwise, may be in the form as so changed.

7.	Conversion Rights.

7.1 In lieu of the exercise of this Warrant as provided in Section 2.1 hereof, the Holder shall have the right to convert this Warrant (the “Conversion Right”) into shares of Preferred Stock (or shares of the Company’s Common Stock in the event such Preferred Stock is converted into shares of Common Stock) at any time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) (i) that number of shares of Preferred Stock equal to the quotient obtained by dividing the value of this Warrant on the Conversion Date (as defined herein), which value shall be determined by subtracting (A) the aggregate Purchase Price of the Converted Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Shares on the Conversion Date by (ii) the fair market value of one share of Preferred Stock on the Conversion Date.

Expressed as a formula, such conversion shall be computed as follows:

X = B — A
Y
Where:	X = the number of shares of Preferred Stock to be issued to holder

Y = the fair market value (FMV) of one share of Preferred Stock

A = the aggregate Purchase price (i.e., Number of Converted Shares x Purchase Price)

B = the aggregate FMV (i.e., FMV x Number of Converted Shares)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date.

7.2 For purposes of this Article 7, the fair market value of the Preferred Stock (or the Common Stock issuable upon conversion of such Preferred Stock) shall be determined as follows: (i) if such stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of The Nasdaq Stock Market, its fair market value shall be the closing sales price for such stock as quoted on such exchange or system for the last market trading day prior to the time of determination, and (ii) in the absence of an established market for such stock, the fair market value shall be determined in good faith by the Company’s Board of Directors, unless the exercise of the Conversion Right is effected in connection with a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value shall be deemed to be the value received by the holders of the Company’s Preferred Stock (or Common Stock issuable upon the conversion thereof) for each share of Preferred Stock (or Common Stock issuable upon the conversion thereof) pursuant to such merger, acquisition or other consolidation.

7.3 The Conversion Right provided under this Section 7 may be exercised in whole or in part and at any time and from time to time while any Warrant remains outstanding. In order to exercise the Conversion Right, the Holder shall surrender to the Company, at its offices, this Warrant accompanied by a duly completed Notice of Conversion in the form attached hereto as Exhibit B. The Warrant (or so much thereof as shall have been surrendered for conversion) shall be deemed to have been converted immediately prior to the close of business on the day (such day, the “Conversion Date”) of surrender of the Warrant for conversion in accordance with the foregoing provisions. As promptly as practicable on or after the Conversion Date, the Company shall issue and shall deliver to the Holder (i) a certificate or certificates representing the number of shares of Preferred Stock or Common Stock, as the case may be, to which the Holder shall be entitled as a result of the conversion, and (ii) if the Warrant is being converted in part only, a new certificate in principal amount equal to the unconverted portion of the Warrant.

8.	Voluntary Adjustment by the Company.

The Company may, at its option, at any time during the term of the Warrant, reduce the then current Purchase Price to any amount deemed appropriate by the Board of Directors of the Company and/or extend the date of the expiration of the Warrant.

9.	Fractional Shares and Warrants.

9.1 Anything contained herein to the contrary notwithstanding, the Company shall not be required to issue any fraction of a share of Preferred Stock in connection with the exercise of the Warrant. The Warrant may not be exercised in such number as would result (except for the provisions of this paragraph) in the issuance of a fraction of a share of Preferred Stock unless the Holder is exercising all Warrant Shares then exercisable under the Warrant. In such event, the Company shall, upon the exercise of the Warrant, issue to the Holder the largest aggregate whole number of shares of Preferred Stock called for thereby upon receipt of the Purchase Price for all of the Warrant Shares thereby purchased and pay a sum in cash equal to the remaining fraction of a share of Preferred Stock, multiplied by the Purchase Price.

10.	Governing Law.

This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers thereunto duly authorized and its corporate seal to be affixed hereon, as of this 13th day December, 1999.

QORVIS MEDIA GROUP, INC.

By:	/s/ Jeffry Cohen

Name: Jeffry Cohen Title: CEO

[SEAL] Attest:

Attest:

/s/ Arthur J. Songey

Name: Arthur J. Songey Title: Vice President

EXHIBIT A

NOTICE OF EXERCISE

The undersigned hereby irrevocably elects to exercise, pursuant to Section 2 of the Warrant accompanying this Notice of Exercise,                      Warrant Shares of the total number of Warrant Shares represented by the Warrant, and herewith makes payment of the Purchase Price of such shares in full.

Name of Holder

Signature

Address:

EXHIBIT B

NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert, pursuant to Section 7 of the Warrant accompanying this Notice of Conversion,                      Warrant Shares of the total number of Warrant Shares represented by the accompanying Warrant into shares of the Common Stock of the Company (the “Underlying Common Shares”).

The number of Underlying Common Shares to be received by the undersigned shall be calculated in accordance with the provisions of Section 7.1 of the accompanying Warrant.

Name of Holder

Signature

Address: